PRICING SUPPLEMENT Issued May 17, 2016

Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-205129
Supplementing the Preliminary Prospectus
Supplement dated May 17, 2016 and the Base
Prospectus dated June 22, 2015

AerCap Ireland Capital Limited

AerCap Global Aviation Trust

$1,000,000,000 3.950% Senior Notes due 2022
Guaranteed by AerCap Holdings N.V.

Pricing Supplement dated May 17, 2016 to the Preliminary Prospectus Supplement dated May 17, 2016 (the “Preliminary Prospectus Supplement”), and related Base Prospectus, dated June 22, 2015 (the “Base Prospectus”, together with the Preliminary Prospectus Supplement, including the documents incorporated by reference in the Preliminary Prospectus Supplement and Base Prospectus, the “Prospectus”), of AerCap Ireland Capital Limited and AerCap Global Aviation Trust.

This summary pricing supplement (the “Pricing Supplement”) relates only to the securities described below and should only be read together with the Prospectus.  This Pricing Supplement is qualified in its entirety by reference to the Prospectus.  The information in this Pricing Supplement supplements the Prospectus and supersedes the information in the Prospectus to the extent inconsistent with the information in the Prospectus.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Prospectus.

Issuers:	AerCap Ireland Capital Limited and AerCap Global Aviation Trust.

Notes Offered:	3.950% Senior Notes due 2022 (the “Notes”)

Underwriters:

Joint Book-Running Managers: Barclays Capital Inc., Mizuho Securities USA Inc., RBC Capital Markets LLC, Wells Fargo Securities, LLC, BNP Paribas Securities Corp., Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Fifth Third Securities, Inc., Goldman, Sachs & Co., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and SunTrust Robinson Humphrey, Inc.

Co-Managers: ING Financial Markets LLC and Scotia Capital (USA) Inc.

Trade Date:	May 17, 2016

Settlement Date:	May 23, 2016 (T+4)*

Ratings:	Ba1 / BBB- / BB+ (Moody’s / S&P / Fitch) †

Distribution:	SEC Registered (Registration No. 333-205129)

Maturity:	February 1, 2022

Coupon:	3.950%

Issue Price:	99.813% plus accrued interest, if any, from May 23, 2016

Yield:	3.988%

Spread to Benchmark Treasury:	+ 270 basis points

Benchmark Treasury: Benchmark Treasury Price: Benchmark Treasury Yield:	UST 1.375% due April 30, 2021 100-13¼ 1.288%

Principal Amount:	$1,000,000,000

Interest Payment Dates:	February 1 and August 1, beginning on August 1, 2016

Optional Redemption:	Following issuance and prior to January 1, 2022, make-whole call @ T+45 bps. At any time on or after January 1, 2022, par call.

CUSIP / ISIN:	00772B AR2 / US00772BAR24

Denominations:	$150,000 and integral multiples of $1,000 above that.

THIS INFORMATION DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE SECURITIES OR THE OFFERING. PLEASE REFER TO THE PROSPECTUS FOR A COMPLETE DESCRIPTION.

*  We expect that the Notes will be delivered against payment therefor on or about the settlement date specified in this Pricing Supplement, which will be the fourth business day following the date of pricing of the Notes (this settlement cycle being referred to as “T+4”).  Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the Notes on the date of pricing will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.  Purchasers of the Notes who wish to trade the Notes on the date of pricing should consult their own advisors.

†  These ratings have been provided by Moody’s, S&P and Fitch. A securities rating is not a recommendation to buy, sell or hold securities, may be subject to revision or withdrawal at any time and each rating should be evaluated independently of any other rating.

THE ISSUERS HAVE FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUERS HAVE FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUERS AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. AT BROADRIDGE FINANCIAL INSTITUTIONS, 1155 LONG ISLAND AVENUE, EDGEWOOD, NY 11717, BY EMAILING BARCLAYSPROSPECTUS@BROADRIDGE.COM OR BY CALLING TOLL-FREE AT 1-888-603-5847; MIZUHO SECURITIES USA INC. AT 320 PARK AVENUE, 12TH FLOOR, NEW YORK, NY 10022, ATTN: DEBT CAPITAL MARKETS OR BY CALLING TOLL-FREE AT 1-866-271-7403; RBC CAPITAL MARKETS LLC AT 200 VESEY STREET, 8TH FLOOR, NEW YORK, NY 10281, BY EMAILING RBCNYFIXEDINCOMEPROSPECTUS@RBCCM.COM, OR BY CALLING TOLL-FREE AT 1-866-375-6829; AND WELLS FARGO SECURITIES, LLC AT 608 2ND AVENUE SOUTH, SUITE 1000, MINNEAPOLIS, MN 55402 ATTN: WFS CUSTOMER SERVICE, BY EMAILING WFSCUSTOMERSERVICE@WELLSFARGO.COM OR BY CALLING TOLL-FREE AT 1-800-645-3751.

THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

THIS COMMUNICATION IS NOT INTENDED TO BE A CONFIRMATION AS REQUIRED UNDER RULE 10b-10 OF THE SECURITIES EXCHANGE ACT OF 1934.  A FORMAL CONFIRMATION WILL BE DELIVERED TO YOU SEPARATELY.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED.  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.